EXHIBIT 10.11

                       RESEARCH AND DEVELOPMENT AGREEMENT

This Research and Development Agreement ("the Agreement") is entered into by and between iTVr, Inc. ("iTVr"), a Delaware corporation, and Swan Magnetics, Inc. ("Swan"), a California corporation, as of November 15, 2000.

     A. iTVr has developed certain technology for a device that is intended to record, play back and time-shift certain broadband electronic transmission events ("Broadband Internet Set Top Box" or "BISTB") such as live television, video email, and music videos,

     B. Swan wishes to help fund further development of the technology, including the BISTB product having the specifications set forth in Exhibit A.

     C. The parties previously entered into a binding Letter of Intent, dated November l0, 2000, regarding the same subject matter as this Agreement. This Agreement is intended to supplement, not replace, the Letter of Intent.

In consideration of the following, the parties agree to the following terms and conditions:

     1. INITIAL DEVELOPMENT FEE. Swan agrees to make available to iTVr a total of $250,000 to continue development of the BISTB. This amount will be paid in two or more installments at Swan's discretion between November 15, 2000 and December 31, 2000. It is anticipated that this funding will allow iTVr to meet its employee payroll and otherwise to continue developing the technology through at least December 31, 2000.

     2. ADDITIONAL DEVELOPMENT FEE. The parties anticipate that Swan will make an additional $500,000 available to iTVr in one or more installments, starting on approximately January 12, 2000 to complete development of the BISTB. Such funding shall be at Swan's discretion pursuant to terms and conditions described more fully below in section 5.

     3. SUBSEQUENT FINANCING. The parties agree that they shall each use their best efforts to pursue Subsequent Financing of up to $2,000,000 after the payment of the Initial Development Fee the Additional Development Fee.

     4. CONVERSION OF DEVELOPMENT FEES. The parties agree that the payment of the Initial Development Fee, the Additional Development Fee and any Subsequent Financing shall be convertible, at the option of Swan for a period of sixty (60) days after the completion of each development phase, into the common stock of iTVr as follows:

         a. The initial capitalization of iTVr shall be a total of 3,500,000 shares of common stock not inclusive of an employee stock option plan of 2,000,000 shares of common stock.

         b. The initial Development Fee of $250,000 shall be convertible into 2,000,000 shares of common stock of iTVr, at the time of conversion, as Swan may elect.

         c. The Additional Development Fee of $500,000 shall be convertible into an additional 1,000,00 shares of common stock of iTVr, at the time of conversion, as Swan may elect and a warrant to purchase an addition 1,000,000 shares if an additional investment of at least $2,000,000 is arranged as set forth in section d below.

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         d.       The Subsequent Financing of $2,000,000 shall be convertible into 2,500,000 shares of common stock of iTVr, at the time of conversion, as the investor of the Subsequent Financing may elect.

     5. DEVELOPMENT WORK. iTVr agrees to perform development work on the technology and to use its best efforts to complete the BISTB within a reasonable time and to deliver to Swan the deliverables as set forth in
         Section 6, below. The BISTB developed by iTVr shall conform to the specifications attached hereto as Exhibit A unless the parties agree in writing to modify or revise the specifications. Except as set forth elsewhere in this Agreement, iTVr shall be responsible for and bear all personnel, materials and equipment costs incurred by it in connection with performance of the development work.

      6. INITIAL -DELIVERABLES. On or before December 31, 2000, iTVr shall deliver to Swan the following Initial Deliverables:

         a. Two (2) Physical Demonstration Units. At least two (2) working BISTB devices, i.e., devices that are able:

                  i. To record and play live broadband electronic transmission events or transmissions from A DVD ("Digital Video Disk"), such as live television events, video e-mail and music videos, in which both audio and video signals are recorded on a Hard Disk Drive ("HDD").

                  ii. To time shift the data stream from the video. The device shall include time shift functions that will be operable and displayed on the device are: Play and Record, Rewind, Stop Motion, Fast Forward, and Frame-by-Frame.

                  iii. To display and operate the device with a fully operational menu driven internet browser.

                  iv. To have the Video perform at variable bit rate with DVD quality.

                  v. To be able, but not required, to will use as fundamental platforms, Wind River's Vx works as OS and C-cube C-ware, which technologies are non-transferable.) The mechanical enclosure will not include a fan, and will operate at low temperature and be shock resilient. The primary HDD will be a fixed HDD, although a design for a removable HDD will be prepared for the next phase. The screen GraphicsUser Interface (GUI) will be controlled by an Infra-Red remote.

         b. The physical deliverables will consist of the following Hardware:

                  i.       Two (2) boards working at these levels;

                  ii. Two (2) mechanical systems acting as an enclosure and having capability to be used by a TV with NTSC system; and
                  iii. Two (2) Infra-Red remote systems to interact with these functions.

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         c. The software deliverables will consist of the following Software items:

                  i. Copies of all developed, non-licensed software; operational user interface software;
                  ii.      Internet browser software.

         d. The documentation deliverables will consist of the following documentation:

                  i.       Schematics;
                  ii.      Bill of materials;
                  iii.     Mechanical drawings;
                  iv.      Specifications; and
                  v.       Product Requirements documents.

     7. EVALUATION AND SUBSEQUENT DELIVERABLES. Upon receipt of the initial deliverables, Swan shall conduct an engineering evaluation of the BISTB. Based on its evaluation and in its sole discretion, Swan will decide whether or not proceed to the next phase of the development, including whether to provide additional funding. The parties shall attempt to agree on the delivery schedule and deliverable items for future delivery, if any.

     8. USE OF INITIAL PAYMENT. iTVr agrees to use the initial payment to fund its development of the BISTB and for no other purpose. iTVr shall give priority to labor/engineering expenses, materials costs and equipment costs. The parties understand that certain licenses may be purchased with some of the initial payment, but only upon the mutual agreement of the parties.

     9. SWAN'S DEVELOPMENT OBLIGATIONS. Swan agrees to make its physical facilities available to iTVr to use in developing the BISTB. Swan also agrees to use commercially reasonable efforts to arrange for iTVr (and/or its employees) to be employed, and/or to have their payroll administered through, the Professional Employment Organization operations of Swan's affiliates, such as Internet Venture Group, Inc., Swan's parent company. Except for these items, Swan shall have no obligations to support or participate in the development of the BISTB.

     10. OWNERSHIP OF INTELLECTUAL PROPERTY. The parties agree that the Project Technology for the BISTB shall be jointly owned by iTVr and Swan. For purposes of this Agreement, such technology means any inventions, technical know-how, or proprietary information that is developed by or on behalf of iTVr during the BISTD development project, including all technology developed before this Agreement is entered into. Such technology does not include any licenses used by or granted to iTVr or any third party's technology.

     11. BOARD OF DIRECTORS OF ITVR. The parties agree that the initial board of directors of iTVr shall consist of three (3) members, two (2) appointed by iTVr and one (1) appointed by Swan and shall serve for an initial term of one (1) year. Upon payment of the Additional Development Fee, Swan shall have the right to appoint one (1) additional member. Upon funding of the Subsequent Financing, the investing party shall have the right to appoint one (1) additional member to the board of directors.

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     12. REPRESENTATION AND WARRANTY. iTVr hereby represents and warrants that it is the sole developer and owner of the BISTB technology and that it has not assigned, transferred, or encumbered such any interest in such product or technology.

     13. NO LICENSSES. This Agreement does not attempt to grant or transfer any license rights from or to either party. The parties have discussed and understand that certain license rights held by one party or the other may be necessary to the commercialization of the BISTB and that the parties may need to negotiate for the transfer of license rights before the BISTB development is completed.

     14. TERM AND TERMINATION. This Agreement shall commence on the effective date set forth above and shall remain in full force and effect until it expires or is terminated. Swan shall have the right to terminate this Agreement for convenience by giving 30 days written notice to Aura. In addition, either party may terminate this Agreement for cause based on a material breach of the terms of this Agreement. Specifically, this Agreement shall automatically terminate if a party materially breaches this Agreement and fails to cure that breach within 30 days after receiving written notice to cure from the other party

     15. CONTROLLING LAW. This Agreement and the performance of the parties shall be construed in accordance with, and governed by, the laws of the State of California.

     16. AMENDMENT. This Agreement may be amended, modified or supplemented only by a writing that specifically refers to this Agreement and signed by authorized representatives of both parties.

     17. NOTICES. All notices allowed by this Agreement shall be deemed given when sent by confirmed facsimile and/or telecopy or upon receipt by the other party if sent by some other means.

     18. COUNTERPARTS. This Agreement may be signed in one or more counterparts.

Executed this 27th day of November, 2000 by and between.

For iTVr by:


/S/ JOHN SCOTT
--------------
Dr. John Scott
iTVr, Inc.

For Swan Magnetics, Inc. by:


/S/ EDEN KIM
------------
C. Kim
Swan Magnetics, Inc.

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